Exhibit (n)(2)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM ON SUPPLEMENTAL FINANCIAL INFORMATION

To the Shareholders and Board of Trustees of KKR Credit Opportunities Portfolio

We have audited the statement of assets and liabilities of KKR Credit Opportunities Portfolio (the “Fund”), including the schedule of investments, as of October 31, 2020, the related statements of operations, changes in net assets, and cash flows for the year then ended, the financial highlights for the period from February 28, 2020 (commencement of operations) to October 31, 2020, and the related notes and have issued our report thereon dated December 28, 2020, which contained an unqualified opinion on those financial statements. The supplemental financial information set forth under the heading “Senior Securities” for the year ended October 31, 2020 included in the Prospectus has been subjected to audit procedures performed in conjunction with the audit of the Fund’s financial statements. The supplemental financial information is the responsibility of the Fund’s management. Our audit procedures included determining whether the supplemental financial information reconciles to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental financial information. In our opinion, such financial information is fairly stated, in all material respects, in relation to the financial statements as a whole.

/s/ Deloitte & Touche LLP

San Francisco, California

December 28, 2020